As filed with the Securities and Exchange Commission on August 19, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CUSTOM TRUCK ONE SOURCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		84-2531628
(State or other jurisdiction of		(I.R.S. Employer
incorporation or organization)		Identification Number)
7701 Independence Avenue
Kansas City, Missouri 64125
(Address of Principal Executive Offices) (Zip code)

CUSTOM TRUCK ONE SOURCE, INC. 2022 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)
Christopher J. Eperjesy
Chief Financial Officer
Custom Truck One Source, Inc.
7701 Independence Avenue
Kansas City, Missouri 64125
(816) 241-488
(Name and address, including zip code, and telephone number, including area code of Agent for Service)
With a copy to:
Julia A. Thompson
Latham & Watkins LLP
555 Eleventh Street, NW
Washington, D.C., 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Custom Truck One Source, Inc. (the “Company,” the “Registrant,” “we,” “us” or “our”) for the purpose of registering 4,940,000 shares of common stock of the Company, $0.0001 par value per share (“Common Stock”) reserved for issuance under the Custom Truck One Source, Inc. 2022 Employee Stock Purchase Plan as adopted by the Company’s Board of Directors (the “Board”) in March 2022 and approved by the stockholders of the Company at the Company’s 2022 Annual Meeting of Stockholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022;

(b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 10, 2022 and August 9, 2022, respectively;

(c) Our Current Reports on Form 8-K, filed with the SEC on February 17, 2022, April 11, 2022, April 21, 2022, April 26, 2022, June 16, 2022, July 25, 2022 and August 4, 2022, excluding any portions of such Current Reports that were furnished and not filed; and

(d) The description of the Common Stock under “Description of Securities” included in our Registration Statement on Form S-3, filed with the SEC on September 22, 2021.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any document, including portions of a Current Report furnished under Items 2.02 or 7.01 of Form 8-K, that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware (the “Court of Chancery”) or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal administrative or investigative (a “Proceeding”), by reason of the fact that the person is the legal representative, is or was a director or officer of the Company or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. With respect to any such Proceeding initiated by any such indemnified person, the Company will be required to indemnify such person only if the Proceeding was authorized in the specific case by the Board.

The Company entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Certificate of Incorporation and the Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain inclusions.

Pursuant to the Agreement and Plan of Merger, dated as of April 7, 2019 (as amended, the “Merger Agreement”), pursuant to which Nesco Holdings I, Inc. became a wholly owned subsidiary of Capitol Investment Corp. IV (“Capitol,” the predecessor of Nesco Holdings, Inc. prior to the consummation of the transactions under the Merger Agreement), the Company and Capitol Investment Merger Sub 2, LLC, a wholly owned subsidiary of the Company, from and after July 31, 2019 (the “Effective Time”), are required to indemnify and hold harmless each director as of the Effective Time and each former director and officer of Nesco Holdings I, Inc. and Capitol, and their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any federal, state, provincial, municipal, local or foreign government, government authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or arbitrator, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent such entities or their subsidiaries, as the case may be, would have been permitted under applicable law and their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). In addition, pursuant to the Merger Agreement, the Company shall, and shall cause Capitol Investment Merger Sub 2, LLC and its subsidiaries to (i) maintain until July 31, 2025 provisions in their respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of such entities’ officers, directors, employees, and agents that are no less favorable that the provisions in such documents applicable as of the date of the Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of such indemnified persons, except as required by law.

Furthermore, pursuant to the Merger Agreement, the Company is required to maintain until July 31, 2025, effective directors’ and officers’ liability insurance covering individuals that were covered by Nesco Holdings I, Inc.’s and its subsidiaries’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement, on terms not less favorable than the terms of such existing policies, subject to certain limitations. In addition, prior to the Effective Time, Capitol purchased a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Capitol’s then existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, which insurance policies remain effective for the Company.

The above discussion of Section 145 of the DGCL, the Certificate of Incorporation, the Bylaws and the applicable provisions of the Merger Agreement is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the Certificate of Incorporation, the Bylaws and the Merger Agreement.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith

4.1	Restated Certificate of Incorporation of Custom Truck One Source, Inc.	8-K	001-38186	3.1	04/02/2021
4.2	Amended and Restated Bylaws of Custom Truck One Source, Inc.	8-K	001-38186	3.2	04/02/2021
5.1	Opinion of Latham & Watkins LLP	—	—	—	—	X
23.1	Consent of Ernst & Young LLP	—	—	—	—	X
23.2	Consent of Deloitte & Touche LLP	—	—	—	—	X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to this Registration Statement)	—	—	—	—	X
24.1	Power of Attorney (included on Signature Page)	—	—	—	—	X
99.1	Custom Truck One Source, Inc. 2022 Employee Stock Purchase Plan	DEF 14A	001-38186	Annex A	05/02/2022
107	Filing Fee Table	—	—	—	—	X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Table” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Missouri, on this 19th day of August, 2022.

Custom Truck One Source, Inc.
By:	/s/ Christopher J. Eperjesy
Christopher J. Eperjesy
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Ryan McMonagle, R. Todd Barrett and Adam Haubenreich and each of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Ross	Chief Executive Officer and Director (Principal Executive Officer)	August 19, 2022
Fred Ross

/s/ Christopher J. Eperjesy	Chief Financial Officer (Principal Financial Officer)	August 19, 2022
Christopher J. Eperjesy

/s/ R. Todd Barrett	Chief Accounting Officer (Principal Accounting Officer)	August 19, 2022
R. Todd Barrett

/s/ Marshall Heinberg	Director (Chairman)	August 19, 2022
Marshall Heinberg

/s/ Louis Samson	Director	August 19, 2022
Louis Samson

/s/ David Wolf	Director	August 19, 2022
David Wolf

/s/ Bryan Kelln	Director	August 19, 2022
Bryan Kelln

/s/ Georgia Nelson	Director	August 19, 2022
Georgia Nelson

/s/ Mary Jackson	Director	August 19, 2022
Mary Jackson

/s/ David Glatt	Director	August 19, 2022
David Glatt

/s/ Paul Bader	Director	August 19, 2022
Paul Bader

/s/ Rahman D’Argenio	Director	August 19, 2022
Rahman D’Argenio

/s/ Mark Ein	Director	August 19, 2022
Mark Ein